UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2012

eDiets.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30559	56-0952883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Corporate Drive

Suite 600

Fort Lauderdale, FL 33334

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (954) 360-9022

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 6, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of eDiets.com, Inc. (the “Company”) adopted an amendment (the “Amendment”) to the Company’s 2010 Amended and Restated Equity Incentive Plan (the “Plan”). The Amendment eliminates the Company’s obligation to obtain the approval of the Company’s stockholders of any action to increase the maximum number of shares issuable under the Plan, except to the extent required under applicable law, regulation or rule. Under the original provision of the Plan, stockholder approval was required for any action to increase the maximum number of shares issuable under the Plan, regardless of whether or not stockholder approval was required under applicable law, regulation or rule.

As a result of the Committee’s adoption of the Amendment, the Company does not intend to seek stockholder approval with respect to an earlier amendment to the Plan, adopted on December 20, 2011, increasing the maximum number of shares issuable under the Plan from 2.0 million to 4.0 million.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment and to the Plan, as amended by the Amendment, copies of which are filed as Exhibits 10.64 and 10.65, respectively, and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.64	Fourth Amendment dated February 6, 2012 to eDiets.com, Inc. Amended and Restated Equity Incentive Plan.

10.65	eDiets.com, Inc. Amended and Restated Equity Incentive Plan, as amended.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eDiets.com, Inc.

By:	/s/ Kevin N. McGrath
Kevin N. McGrath
President and Chief Executive Officer

Date: February 10, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.64	Fourth Amendment dated February 6, 2012 to eDiets.com, Inc. Amended and Restated Equity Incentive Plan.

10.65	eDiets.com, Inc. Amended and Restated Equity Incentive Plan, as amended.

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